Exhibit 99.1

Vonage Holdings Corp. Reports Second Quarter 2007 Results

—Second Quarter Revenues Grow 43% to $206 Million—

—GAAP Net Loss Narrows 55% to $34 Million from $74 Million Year-over-Year—

—Company Announces Workarounds Substantially Deployed –

Holmdel, NJ, August 9, 2007 – Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone service, today announced results for the quarter ended June 30, 2007.

Revenue for the second quarter 2007 grew to a record $206 million, a 43% increase from $144 million in the second quarter 2006, driven by customer line growth and an increase in average revenue per line.

Adjusted loss from operations1 narrowed dramatically to $18 million in the quarter, a 70% improvement from $60 million in the year-ago quarter. Adjusted loss from operations excluding certain charges1 narrowed to $3 million in the second quarter 2007, a 95% improvement from $60 million in the second quarter 2006 and a 93% improvement from $48 million last quarter.

For the second quarter of 2007, the Company’s net loss narrowed to $34 million, or $0.22 per share, from a net loss of $74 million reported in the second quarter 2006. Net loss excluding certain charges2 improved to $18 million, or $0.12 per share, from $61 million in the first quarter 2007.

Jeffrey Citron, Vonage Chairman, said, “We made significant strides this quarter in reducing costs and narrowing our losses. Despite the continued challenges associated with the Verizon litigation, the Company maintained its focus on achieving adjusted operating profitability1.

“At the same time, we have substantially completed the deployment of workarounds for the two name translation patents and have completed the development of the wireless patent workaround. This is a significant step toward moving ahead with our business in the wake of the Verizon litigation. We look forward to the Court’s ultimate decision and remain confident in the strength of our appeal.”

Beginning in the second quarter 2007, the Company scaled back marketing expenditures to retool its marketing campaign. This led to an expected slowing in net subscriber line additions. Vonage added approximately 57,000 net subscriber lines during the quarter and finished with 2.45 million lines in service. The Company expects net subscriber additions in the third quarter to be higher than in the second quarter as new marketing initiatives take hold and the negative press associated with the Verizon litigation lessens.

Second Quarter 2007 Financial and Operating Highlights

Second quarter 2007 revenue grew to $206 million, up 43% from $144 million in the year-ago quarter. The year-over-year increase was driven by growth in subscriber lines and an increase in average monthly revenue per line.

Average monthly revenue per line in the second quarter 2007 was $28.38, up $0.49 from $27.89 in the year-ago quarter and up from $28.31 reported in the first quarter 2007. Average monthly telephony services revenue per line for the quarter grew to $27.63, up 4% from $26.59 in the year-ago quarter.

In the second quarter 2007, direct cost of telephony services was $52 million, up from $40 million a year ago, and down from $56 million in the first quarter 2007. As a percent of revenue, cost of telephony services fell to 26% from 29% of revenue in the year ago and sequential quarters. On a per line basis, average cost of telephony services fell to $7.21, down from $7.72 in the second quarter 2006 and $8.03 sequentially as a result of one-time quarterly benefits associated with Universal Service Fund refunds of $2 million. Total direct cost of telephony services, which includes an $11 million Verizon royalty, was $63 million in the second quarter 2007.

Direct cost of goods sold for the quarter was $11 million versus $16 million last year and $13 million in the prior quarter. Direct margin3 improved to 69% of revenues from 61% in the year-ago quarter.

Selling, general and administrative (“SG&A”) expense was $88 million, up from $66 million in the year-ago quarter, and down from $91 million sequentially. As a percent of revenue, SG&A fell to 43% from 46% in the year-ago and prior quarters. SG&A excluding certain charges4 of $4 million for severance fell to 41% of revenue.

Marketing expenditures in the second quarter 2007 were reduced to $68 million, or 33% of revenue, from $90 million, or 62% a year ago. Sequentially, marketing declined from $91 million, or 46% of revenue. Marketing cost per gross subscriber line addition (“SLAC”) was $287 in the second quarter 2007, an increase of $14 from $273 last quarter, and up $48 from $239 a year ago. The Company believes additional opportunity exists to reduce marketing acquisition costs by exiting certain contracts in the second half of 2007 that could not be canceled in the second quarter. The Company is already seeing increased marketing efficiency as SLAC for June and July averaged approximately $250. Vonage expects third quarter 2007 SLAC to be lower than first quarter SLAC.

Pre-marketing operating income1, which is a measure of the cash flow from the Company’s existing customer base, grew to $56 million in the quarter, up from $40 million last year and $39 million sequentially. Excluding certain charges, pre-marketing operating income1 grew to $71 million.

Average monthly customer churn was 2.5% in the second quarter 2007, up slightly from 2.4% last quarter. As part of the Company’s effort to improve customer satisfaction and increase retention, Vonage further extended the customer grace period for non-payment in order to better resolve customer accounts that may be past due. This extension had a one-time positive impact of 20 basis points on average monthly customer churn in the second quarter.

Current cash, cash equivalents and marketable securities as of June 30, 2007 totaled $344 million, which includes $66 million of restricted cash used as collateral for the Verizon bond. This compares to $410 million last quarter. The change in cash from the prior quarter was driven by cash used from operations of $53 million, capital expenditures of $8 million, and restricted cash of $6 million.

The Company expects cash requirements in the third quarter to decline as cash losses decrease and working capital changes fluctuate less. When excluding working capital changes, non-cash and other items, the Company’s cash net loss excluding certain charges5 was $1 million in the quarter.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP loss from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net loss.

(3)	Direct margin is defined as operating revenues less direct costs.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to SG&A.

(5)	This is a non-GAAP financial measure. Refer below to Table 6 for a reconciliation to GAAP net loss.

Use of Non-GAAP Financial Measures

This press release, including the selected financial information to follow, includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: net loss excluding certain charges, cash net loss excluding certain charges, adjusted loss from operations, adjusted loss from operations excluding certain charges, pre-marketing operating income, pre-marketing operating income excluding certain charges, and SG&A excluding severance.

Vonage has excluded the royalty and associated interest required to be escrowed in connection with its ongoing litigation with Verizon and severance expense from certain GAAP and non-GAAP financial measures to enable better comparisons to prior periods. For example, the Company has excluded the royalty and severance expense from adjusted loss from operations. Excluding the impact of the royalty and associated interest and severance expense will assist investors in evaluating the Company’s operating performance and in understanding its results of operations on a comparative basis.

Vonage uses net loss excluding certain charges, cash net loss excluding certain charges, adjusted loss from operations and pre-marketing operating income as principal indicators of the operating performance of its business. We believe that adjusted loss from operations permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of non-cash stock compensation expense, which is a non-cash expense that also varies from period to period. In addition, as we are currently growing both our revenue and customer base while maintaining an emphasis on brand, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers.

Given that our strategy currently results in operating losses, we believe that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. We provide information relating to our adjusted loss from operations and pre-marketing operating income so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted loss from operations and pre-marketing operating income are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

We use cash net loss excluding certain charges as this provides an important measure of cash required to fund ongoing operations by excluding the changes in working capital and the impact of certain charges.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted loss from operations as GAAP loss from operations excluding depreciation and amortization and non-cash stock compensation expense.

Vonage defines adjusted loss from operations excluding certain charges as GAAP loss from operations excluding depreciation and amortization, non-cash stock compensation expense and royalty required to be escrowed in connection with the Company’s ongoing litigation with Verizon and severance expense.

Vonage defines pre-marketing operating income as GAAP loss from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and non-cash stock compensation expense.

Vonage defines pre-marketing operating income excluding certain charges as GAAP loss from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and non-cash stock compensation expense and royalty required to be escrowed in connection with the Company’s ongoing litigation with Verizon and severance expense.

Vonage defines net loss excluding certain charges as GAAP net loss excluding royalty and associated interest required to be escrowed in connection with the Company’s ongoing litigation with Verizon and severance expense.

Vonage defines SG&A excluding severance as GAAP SG&A less severance expense.

Vonage defines cash net loss excluding certain items as GAAP net loss excluding royalty and associated interest required to be escrowed in connection with the Company’s ongoing litigation with Verizon, severance expense, non-cash stock compensation expense, depreciation and amortization and other adjustments to reconcile net loss to net cash.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Thursday, August 9, 2007 at 10:00 AM Eastern Time. To participate, please dial (800) 810-0924 approximately ten minutes prior to the call. International callers should dial (913) 981-4900. A replay will be available approximately two hours after the conclusion of the call until midnight August 23, 2007, and may be accessed by dialing (888) 203-1112. International callers should dial (719) 457-0820. Replay Passcode: 9602406

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast and will be available for two weeks.

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$200,470	$137,623	$389,837	$250,121
Customer equipment and shipping	5,432	6,742	12,005	13,967

	205,902	144,365	401,842	264,088

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,191, $3,133, $8,304, $5,685, respectively)	52,335	39,933	107,901	78,357
Royalty	11,052	—	21,467	—

Total direct cost of telephony services	63,387	39,933	129,368	78,357
Direct cost of goods sold	11,243	16,047	24,576	33,627
Selling, general and administrative	88,202	66,109	179,194	118,984
Marketing	67,906	90,164	158,756	178,452
Depreciation and amortization	8,191	5,740	16,050	10,699

	238,929	217,993	507,944	420,119

Loss from operations	(33,027)	(73,628)	(106,102)	(156,031)
Other income (expense), net
Interest income	4,761	3,980	10,828	6,721
Interest expense	(5,127)	(4,484)	(10,276)	(9,978)
Other, net	(50)	(4)	(33)	(8)

	(416)	(508)	519	(3,265)

Loss before income tax expense	(33,443)	(74,136)	(105,583)	(159,296)
Income tax expense	(183)	—	(377)	—

Net loss	$(33,626)	$(74,136)	$(105,960)	$(159,296)

Net loss per common share:
Basic and diluted	$(0.22)	$(1.16)	$(0.68)	$(4.85)

Weighted-average common shares outstanding:
Basic and diluted	155,506	63,995	155,329	32,875

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Statement of Cash Flow Data:
Net cash used in operating activities	$(52,731)	$(43,773)	$(111,450)	$(118,332)
Net cash provided by (used in) investing activities	41,557	(209,248)	45,434	(187,478)
Net cash provided by financing activities	70	483,582	297	485,432

	June 30, 2007	December 31, 2006
Balance Sheet Data (at period end):
Cash, cash equivalents, marketable securities and current restricted cash	$343,537	$499,736
Property and equipment, net of accumulated depreciation	134,626	131,842
Total assets	656,574	757,524
Convertible notes, net	253,299	253,430
Capital lease obligations	23,764	24,255
Total liabilities	564,311	574,323
Total stockholders’ equity	92,263	183,201

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Operating and Other Data:
Gross subscriber line additions	236,840	332,493	377,005
Net subscriber line additions	56,691	165,646	255,936
Subscriber lines (at period end)	2,446,448	2,389,757	1,853,253
Average monthly customer churn	2.5%	2.4%	2.3%
Average monthly revenue per line	$28.38	$28.31	$27.89
Average monthly telephony services revenue per line	$27.63	$27.36	$26.59
Average monthly direct cost of telephony services per line	$8.74	$9.53	$7.72
Marketing costs per gross subscriber line addition	$286.72	$273.24	$239.16
Employees (excluding temporary help) (at period end)	1,421	1,729	1,602
CPE subsidy	$24.54	$20.33	$24.68
Direct margin as a % of total revenue	63.8%	59.5%	61.2%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP LOSS FROM OPERATIONS TO ADJUSTED

LOSS FROM OPERATIONS AND PRE-MARKETING OPERATING INCOME, EXCLUDING CERTAIN CHARGES

(Dollars in thousands)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Reconciliation of Loss from Operations to Adjusted Loss from Operations and Pre-Marketing Operating Income:
Loss from operations	$(33,027)	$(73,075)	$(73,628)
Depreciation and amortization	8,191	7,859	5,740
Non-cash stock compensation	6,937	6,914	8,190

Adjusted loss from operations	(17,899)	(58,302)	(59,698)
Marketing	67,906	90,850	90,164
Customer equipment and shipping	(5,432)	(6,573)	(6,742)
Direct cost of goods sold	11,243	13,333	16,047

Pre-marketing operating income	$55,818	$39,308	$39,771

As a % of telephony services revenue	27.8%	20.8%	28.9%
Adjusted loss from operations	$(17,899)	$(58,302)	$(59,698)
Royalty	11,052	10,415	—
Severance	3,700	—	—

Adjusted loss from operations excluding certain charges	$(3,147)	$(47,887)	$(59,698)

Pre-marketing operating income	$55,818	$39,308	$39,771
Royalty	11,052	10,415	—
Severance	3,700	—	—

Pre-marketing operating income excluding certain charges	$70,570	$49,723	$39,771

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET LOSS TO NET LOSS EXCLUDING CERTAIN CHARGES

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Reconciliation of Net Loss to Net Loss Excluding Certain Charges:
Net loss	$(33,626)	$(72,334)	$(74,136)
Royalty	11,052	10,415	—
Interest on royalty	707	721	—
Severance	3,700	—	—

Net loss excluding certain charges	$(18,167)	$(61,198)	$(74,136)

Net loss per common share:
Basic and diluted	$(0.22)	$(0.47)	$(1.16)

Net loss per common share, excluding certain charges:
Basic and diluted	$(0.12)	$(0.39)	$(1.16)

Weighted-average common shares outstanding:
Basic and diluted	155,506	155,151	63,995

VONAGE HOLDINGS CORP.

TABLE 5. RECONCILIATION OF GAAP SG&A TO SG&A EXCLUDING SEVERANCE CHARGE

(Dollars in thousands)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Reconciliation of SG&A to SG&A Excluding Severance:
Selling, general and administrative	$88,202	$90,992	$66,109
Severance	(3,700)	—	—

SG&A excluding severance	$84,502	$90,992	$66,109

SG&A excluding severance as a % of revenue	41.0%	46.4%	45.8%

VONAGE HOLDINGS CORP.

TABLE 6. RECONCILIATION OF GAAP NET LOSS TO CASH NET LOSS EXCLUDING CERTAIN CHARGES

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Reconciliation of Net Loss to Cash Net Loss Excluding Certain Charges:
Net loss	$(33,626)	$(72,334)	$(74,136)
Royalty	11,052	10,415	—
Interest on royalty	707	721	—
Severance	3,700	—	—
Depreciation and amortization	8,191	7,859	5,740
Stock option compensation	6,937	6,914	8,190
Other non-cash items in net loss	1,914	1,477	1,191

Cash net loss excluding certain charges	$(1,125)	$(44,948)	$(59,015)

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s focus on achieving adjusted operating profitability, the completion and deployment of workarounds and the payment of the royalty as a result of the Verizon litigation, subscriber lines, third quarter marketing acquisition costs, and third quarter cash burn. In addition, statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to, our damaging and disruptive intellectual property and other litigation; our efforts to design around third-party intellectual property and implement such design arounds; our history of net operating losses and our need for cash to finance our growth; the competition we face; our dependence on our customers’ existing broadband connections; differences between our service and traditional phone services, including our 911 service; uncertainties relating to regulation of VoIP services; system disruptions or flaws in our technology; the risk that VoIP does not gain broader acceptance; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with 2.45 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate. Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contacts:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.528.2677 meghan.shaw@vonage.com

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